Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 — USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

November 5, 2009

UFP Technologies Reports Strong Q3 Results

Georgetown, Mass., November 5, 2009.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $2.1 million or $0.34 per diluted share outstanding for its third quarter ended September 30, 2009, compared to 2008 third quarter net income of $1.2 million or $0.20 per diluted share outstanding.  Sales for the quarter were $27.6 million, slightly higher than 2008 third quarter sales of $27.5 million.  For the nine-month period ended September 30, 2009, the Company reported net income of $3.0 million or $0.49 per diluted common share outstanding, compared to $4.0 million or $0.63 per diluted common share outstanding in the same 2008 period.  Sales for the nine-month period ended September 30, 2009, were $70.2 million compared to $84.0 million for the same 2008 nine-month period.  Earnings per share for the three- and nine-month periods ended September 30, 2009, include $0.12 and $0.13, respectively, from bargain purchase gains from acquisitions.

“I am very pleased with our third quarter results,” said R. Jeffrey Bailly, Chairman, CEO, and President.  “We saw a solid improvement in our top line as demand increased across most of our target markets.  That growth, combined with two new acquisitions completed during the third quarter and our cost-cutting initiatives in the first half of the year, yielded strong bottom line results.”

“Our three acquisitions to date in 2009 have had a dual impact on our results.  First and foremost, they have been profitable as a group and have added to our operating income.  Second, we recorded one-time gains as a result of bargain purchases,” Bailly added.

“I am also pleased with the wonderful job our management group has done integrating these acquisitions.  It is a testament to the depth and professionalism of our team,” Bailly continued.  “I am confident these acquisitions will help us add more value to our customers and further differentiate us from our competitors.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, anticipated advantages the Company expects to realize from its cost reduction and acquisition strategies, including the acquisition and integration of E.N. Murray Company, selected assets of Foamade Industries, Inc. and Advanced Materials Group, the Company’s growth potential and the Company’s strategies for growth.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, including E.N. Murray Company and selected assets of Foamade Industries, Inc. and Advanced Materials Group, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	30-Sep-09	30-Sep-08	30-Sep-09	30-Sep-08
Net sales	$27,620	$27,501	$70,187	$83,966
Cost of sales	20,166	20,091	52,419	62,040
Gross profit	7,454	7,410	17,768	21,926
SG&A	5,070	4,935	13,877	14,841
Restructuring charge	—	406	—	406
Operating income	2,384	2,069	3,891	6,679
Gain on acquisitions	759	—	840	—
Interest expense, other income & expenses	(43)	(40)	(175)	(227)
Income before income taxes	3,100	2,029	4,556	6,452
Income taxes	977	764	1,489	2,433
Net income from consolidated operations	$2,123	$1,265	$3,067	$4,019
Net income attributable to noncontrolling interests	(10)	(18)	(43)	(49)
Net income attributable to UFP Technologies, Inc.	$2,113	$1,247	$3,024	$3,970
Weighted average shares outstanding	5,894	5,593	5,799	5,519
Weighted average diluted shares outstanding	6,301	6,315	6,222	6,283
Per Share Data
Net income per share outstanding	$0.36	$0.22	$0.52	$0.72
Net income per diluted share outstanding	$0.34	$0.20	$0.49	$0.63

Consolidated Condensed Balance Sheets

($ in thousands)

	30-Sep-09	31-Dec-08
	(unaudited)
Assets:
Cash	$11,959	$6,729
Receivables	13,851	12,755
Inventories	8,070	8,153
Other current assets	2,170	2,005
Net property, plant, and equipment	12,388	11,754
Other assets	8,355	7,327
Total assets	$56,793	$48,723
Liabilities and equity:
Short-term debt	$623	$1,420
Accounts payable	4,768	3,304
Other current liabilities	6,131	6,229
Long-term debt	7,658	4,852
Other liabilities	1,750	1,027
Total liabilities	$20,930	$16,832
Total equity	35,863	31,891
Total liabilities and equity	$56,793	$48,723